OICco Acquisition I, Inc. 8-K

Exhibit 99.2

OICCO ACQUISITION I, INC.
(A Development Stage Company)
Unaudited Combined Pro Forma Balance Sheet
June 30, 2013

	OICCO Acquisition I, Inc.	CHAMPION PAIN CARE CORP.	Pro Forma Adjustmetns	Adjusted Pro Forma Totals
ASSETS
Current assets
Cash	$1,505	$100	$—	$1,605
Total current assets	1,505	100		1,605

Total assets	$1,505	$100	$—	$1,605

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$21,070	$4,825	$—	$25,895
Related party payables	15,967	202,795		218,762
Total current liabilities	37,037	207,620		244,657

Total liabilities	37,037	207,620		244,657

Stockholders' deficit
Common stock, $0.0001 par value; 100,000,000 shares authorized;	4,500			4,500
45,000,000 and issued and outstanding
Additional paid in capital	25,408	100	(65,440)	(39,932)
Deficit accumulated during the development stage	(65,440)	(207,620)	65,440	(207,620)
Total stockholders' deficit	(35,532)	(207,520)	—	(243,052)

Total liabilities and stockholders' deficit	$1,505	$100	$—	$1,605

See accompanying notes to unaudited financial statements.

OICCO ACQUISITION I, INC.
(A Development Stage Company)
Unaudited Pro Forma Statements of Expenses

	OICCO Acquisition I, Inc. Year ended December 31, 2012	CHAMPION PAIN CARE CORP. Period from January 31, 2013 (the inception) through June 30, 2013	Pro Forma Adjustments	Pro Forma Adjusted Combined Totals

Operating expenses
Professional fees	$28,559	$4,825	$—	$33,384
General and administrative	9,495	202,795	—	212,290
Total operating expenses	$38,054	$207,620	$—	$245,674

Net loss	$38,054	$207,620	$—	$245,674

Basic and diluted loss per common share	$—	$(0.01)	$—	$(0.01)

Weighted average shares outstanding - Basic and Diluted	13,500,000	31,500,000	—	45,000,000

OICCO ACQUISITION I, INC.
(A Development Stage Company)
Unaudited Pro Forma Statements of Expenses
Six Months Ended June 30, 2013

	OICCO Acquisition I, Inc.	CHAMPION PAIN CARE CORP.	Pro Forma Adjustments	Pro Forma Adjusted Combined Totals

Operating expenses
Professional fees	$3,020	$4,825	$—	$7,845
General and administrative	—	202,795	—	202,795
Total operating expenses	$3,020	$207,620	$—	$210,640

Net loss	$3,020	$207,620	$—	$210,640

Basic and diluted loss per common share	$—	$(0.01)	$—	$(0.00)

Weighted average shares outstanding - Basic and Diluted	13,500,000	31,500,000	—	45,000,000

Notes To Unaudited Pro Forma Consolidated Financial Statements

OICco Acquisition I, Inc. entered into a Share Exchange Agreement with Champion Pain Care Corp., whereby OICco Acquisition I, Inc., exchanged 70% of its outstanding shares of common stock for 100% of the outstanding shares of Champion Pain Care Corp. Common stock . As of the closing date, Champion Pain Care Corp. will operate as a wholly owned subsidiary of OICco Acquisition I, Inc.

As a result of the Share Exchange Agreement, each outstanding share of Champion Pain Care Corp. common stock shall be transferred, conveyed and delivered to OICco Acquisition I, Inc. in exchange for 31,500,000 newly-issued shares of common stock of OICco Acquisition I, Inc.

As of the closing date of the Share Exchange Agreement, the former shareholders of Champion Pain Care Corp. held approximately 70% of the issued and outstanding common shares of OICco Acquisition I, Inc. The issuance of 31,500,000 common shares to the former shareholders of Champion Pain Care Corp. was deemed to be an acquisition for accounting purposes. The number of shares outstanding and per share amounts have been restated to recognize the recapitalization as reflected in proforma adjustments.

The pro forma consolidated balance sheets of Champion Pain Care Corp. and OICco Acquisition I, Inc. are presented here as of June 30, 2013. The pro forma consolidated statements of expenses for Champion Pain Care Corp. and OICco Acquisition I, Inc. are presented here for the year ended December 31, 2012 and the period from inception through June 30, 2013.